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                                                                   EXHIBIT (11)


                  THE LINCOLN ELECTRIC COMPANY AND SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE

                      (In thousands except per share data)



                                                 Year Ended December 31
                                                 ----------------------
                                            1996         1995           1994
                                            ----         ----           ----
Primary and fully diluted:

    Average shares outstanding            24,862       23,350         21,940

    Net income                           $74,253      $61,475        $48,008

Per share amounts:

    Net income                           $  2.99      $  2.63        $  2.19